THE PURISIMA FUNDS
AMENDMENT TO THE
CUSTODY AGREEMENT

THIS AMENDMENT dated as of November 1, 2005, to the Custody Agreement, dated as of August 1, 2000 (the "Agreement"), is entered by and between THE PURISIMA FUNDS, a Delaware statutory trust (the “Trust”) and U.S. BANK, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the Trust intends to create an additional fund and merge two funds; and

WHEREAS, effective January 1, 2002, the name Firstar Bank, N.A. changed to U.S. Bank, N.A. and Firstar Mutual Fund Services, LLC changed to U.S. Bancorp Fund Services, LLC; and

WHEREAS, a section regarding Proprietary and Confidential Information is to be added; and

WHEREAS, the Trust and the Custodian desire to extend said Agreement to apply to the recently added fund, the merger of two funds, a name change; and the addition of proprietary and confidential information; and

WHEREAS, Article XIV, Section 14.4 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Agreement is hereby superceded and replaced with Exhibit C attached hereto;

All references to Firstar Bank, N.A. in this Agreement should be replaced with U.S. Bank, N.A. Similarly, any references to Firstar Mutual Fund Services, LLC should be replaced with U.S. Bancorp Fund Services, LLC;

Article XV should be added as follows:

ARTICLE XV
PROPRIETARY AND CONFIDENTIAL INFORMATION

The Custodian agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Custodian may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of the Custodian or any of its employees, agents or representatives, and information that was already in the possession of the Custodian prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, the Custodian will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, the Custodian shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE PURISIMA FUNDS                  U.S. BANK, N.A.

By: ______________________________         By: ________________________________

Name:____________________________            Name: Joe D. Redwine

Title:              Title: Sr. Vice President

Exhibit C
to the
Custody Agreement - The Purisima Funds

Separate Series of The Purisima Funds

Name of Series                           Date Added
Purisima Total Return Fund                   08/01/00
Purisima Pure American Fund*                   08/01/00
Purisima Pure Foreign Fund*             08/01/00
Purisima All-Purpose Fund                    Effective on or about 11/1/05

* To merge into Purisima Total Return Fund effective on or about November 18, 2005